EXHIBIT 99.1

As Seen On TV Announces the Appointment of Ronald C. Pruett, Jr. as President and Chief Executive Officer

New Leadership with Proven Direct-to-Consumer Experience

CLEARWATER, FL -- (Marketwire) – March 19, 2013 – As Seen On TV, Inc. (ASTV), a direct response marketing company and owner of AsSeenOnTV.com and eDiets, announced today that direct-to-consumer marketing veteran Ronald C. Pruett, Jr. will assume the positions of President, Chief Executive Officer and Director. The Company also announced the resignation of President and Chief Executive Officer Steve Rogai, effective immediately. Mr. Rogai will continue to serve as an advisor to the Company until April 1, 2013 to assist with transition matters.

“On behalf of the Board of Directors, we want to thank Steve for his contributions to As Seen On TV, said Kevin Harrington, the Company’s Chairman. “For the past three years, Steve has led the Company through many challenges, and we wish him well in his future endeavors.”

Mr. Harrington continued, “Ron Pruett has spent the past few months working closely with our management team and strategic partners on the post-merger integration of As Seen On TV and eDiets. We have a unique industry platform and look forward to building the company’s future success together.”

“I truly want to thank our shareholders, the team at ASTV and Kevin Harrington for all their involvement and support since inception. As co-founder of the company, the decision to step out of the role was one that was not easy but working closely with the new management and members of the board these last few weeks has given me the assurance we have the right team to lead us through our next stage of growth,” stated Steve Rogai.

Mr. Pruett has over 25 years experience in the direct to consumer and direct response marketing industries. He joins the company from the Boston Associates, an advisor to consumer-focused companies and their investors. Prior to that, Mr. Pruett was the Chief Marketing Officer and executive committee member of Acquia, a venture-backed open source software company. During his tenure, Acquia was named one of America’s most promising companies by Forbes Magazine, and one of America’s fastest growing private companies by Inc. Magazine. Mr. Pruett was formerly Chief Executive Officer of Mercury Media, the largest independent direct response agency in the US, and Executive Vice President and Chief Marketing Officer of Polymedica (PLMD), which was acquired by Medco Health Solutions (MHS) for $1.5B in 2007.

About As Seen On TV, Inc.

As Seen On TV, Inc. is a direct response marketing company and owner of AsSeenOnTV.com and eDiets. We identify, develop and market consumer products for global distribution via TV, Internet and retail channels. For more information go to www.AsSeenOnTV.com and www.TVGoodsInc.com and www.eDiets.com.

Forward-Looking Statements:

In accordance with the Private Securities Litigation Reform Act of 1995, we caution you that, whether or not expressly stated, certain statements made in this news release that reflect management's expectations regarding future events and economic performance are forward-looking in nature and, accordingly, are subject to risks, uncertainties and assumptions. Readers are cautioned that certain important factors may have affected and could in the future affect its actual results and could cause actual results to differ significantly from those expressed in any forward-looking statement. These factors include risks and uncertainties related to market conditions, the Company’s ability to secure additional sources of funding, and those risk factors set forth in filings with the SEC, including the Company’s annual report on Form 10-K filed with the SEC on June 29, 2012. These risks are not exhaustive and may not include factors that could adversely impact the Company’s business and financial performance. Moreover, the Company operates in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for management to predict all risk factors, nor can the Company assess the impact of all factors on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Although As Seen On TV believes the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, level of activity, performance or achievements. Moreover, neither As Seen On TV nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. As Seen On TV does not undertake any responsibility to update any of these forward-looking statements to conform its prior statements to actual results or revised expectations.

Contact Information:

Jeff Ramson
ProActive Capital Group
641 Lexington Avenue, 6th Floor
New York, NY  10022
646-863-6341
www.proactivecapitalgroup.com